Exhibit 99.1

For more information, contact:
Kevin Eichner (314) 725 5500
Frank Sanfilippo (314) 725 5500
Melissa Sturges (816) 221 7500

MCKEE ANNOUNCES PLAN TO STEP DOWN AS
CHAIRMAN OF ENTERPRISE FINANCIAL

St. Louis, November 4, 2005 – Enterprise Financial Services Corp (NASDAQ: EFSC), the parent of Enterprise Bank & Trust, announced today that its Board Chairman, Paul J. McKee, Jr., has indicated his desire to relinquish that role effective April 2006. McKee has served as the company’s non-executive Chairman since he replaced Ron Henges five years ago. During his tenure, EFSC enjoyed record growth in assets and earnings and the company’s stock was listed nationally on the NASDAQ exchange. As Chairman, McKee presided over a smooth CEO transition from Fred Eller to Kevin Eichner and helped guide the company’s strategy of expansion in both its banking and wealth management lines of business, including the company’s recently announced acquisition of the Millennium Brokerage Group.

“I am proud of Enterprise in every respect. I have enjoyed the opportunity to work with Kevin Eichner, Peter Benoist, and the EFSC board to continue to build on the foundation Ron Henges and others left us. Enterprise has truly developed into a high performance organization and I am very proud of the progress we have made,” said McKee.

McKee indicated he planned to remain active as a major shareholder and to increase his stake over time as shares become available. “Enterprise has made a big impact on my life as a client and as an investor,” said McKee. “Next to my own company, it is by far the best investment I have ever made,” he continued.

Enterprise vice chairman and CEO, Kevin Eichner, said “Paul has been a wonderful friend and partner. His energy, passion, and wisdom have served our company very well. I have often marveled at how he managed to serve so effectively with all of his other commitments. He is an amazing person.”

McKee serves as Chairman of the Board of BJC Health Care, Chairman of McEagle Properties, L.C., a fast growing real estate organization which is developing major projects such as WingHaven in St. Charles County and the new NorthPark development near the University of Missouri-St. Louis and the airport. He also serves on the board of the Regional Business Council, Partners for Progress, and a number of other civic and church-related organizations.

McKee indicated that he announced his intentions now to give the Enterprise board time to determine his successor well before the company’s Annual Meeting in April 2006. EFSC’s Nominating & Governance Committee has appointed an ad hoc committee to determine McKee’s successor.

James Murphy, head of the EFSC Nominating & Governance Committee and a long time friend of McKee’s commented, “Paul has been a fine Chairman at Enterprise, and the board is grateful for his service and the many contributions he has made and will continue to make in the years ahead.”

Enterprise Financial operates commercial banking and wealth management businesses in metropolitan St. Louis and Kansas City, with a primary focus on serving the needs of privately held businesses, their owners and other success-minded individuals. The Company’s stock is listed nationally on NASDAQ under the symbol EFSC.